Exhibit 99.2
PRO FORMA FINANCIAL INFORMATION

Brookfield Asset Management Ltd. (“BAM”), through its interest in Brookfield Asset Management ULC (the “Asset Management Company”), is a leading global alternative asset manager.

As of December 31, 2024, BAM held approximately 436 million common shares of the Asset Management Company (“Common Shares"), representing an approximate 27% interest in the Asset Management Company, and accounted for its investment in the Asset Management Company using the equity method of accounting, while Brookfield Corporation (“BN”) held 1,194 million Common Shares, representing an approximate 73% interest in the Asset Management Company.

On February 4, 2025, BAM and BN completed a transaction by way of a plan of arrangement (“the Arrangement”) whereby BN and certain of its subsidiaries exchanged all of their Common Shares in the Asset Management Company for newly-issued Class A Limited Voting Shares of BAM (“Class A Shares”) on a one-for-one basis. As a result of the Arrangement, BAM issued approximately 1,194 million Class A Shares to BN for approximately 1,194 million outstanding Common Shares of the Asset Management Company. Immediately following the completion of the Arrangement, (i) BAM held, directly and indirectly, 100% of the outstanding Common Shares of the Asset Management Company, (ii) BN held approximately 73% of the outstanding Class A Shares of BAM, and (iii) the shareholders of BAM prior to effecting the Arrangement held the remaining approximately 27% of the Class A Shares of BAM.

As a result, the effective economic ownership interest in the Asset Management Company of BAM’s shareholders prior to effecting the Arrangement and BN has not been substantially impacted by the Arrangement.

These unaudited consolidated pro forma financial statements of BAM (the “Unaudited Pro Forma Financial Statements”) have been prepared in connection with the Arrangement and the adjustments in the Unaudited Pro Forma Financial Statements related to the Arrangement are referred to as the “Transaction Accounting Adjustments”.

The acquisition of substantially all of the Common Shares of the Asset Management Company by BAM has been accounted for as a reverse acquisition and specifically a reverse asset acquisition on the basis that substantially all of BAM's net assets represent an interest in the Asset Management Company. For accounting purposes, the Asset Management Company is considered to be the accounting acquire and have issued shares to acquire the net assets of BAM. The Asset Management Company is also the predecessor of BAM whereby BAM continues to be the registrant and its consolidated financial statements, including historical results (other than legal share capital), will be that of the Asset Management Company.

Accordingly, the Transaction Accounting Adjustments reflect the following:

•the acquisition of BAM’s net assets and the effective settlement of any pre-existing relationships between the Asset Management Company and BAM; and

•the allocation of the transaction price among the acquired net assets of BAM.

The information in the unaudited pro forma income statement gives effect to the Arrangement as if it had been consummated on January 1, 2024. The information in the unaudited pro forma balance sheet gives effect to the Arrangement as if it had been consummated on December 31, 2024. All financial data in the Unaudited Pro Forma Financial Statements is presented in U.S dollars and has been prepared using accounting policies that are consistent with U.S. GAAP. The Unaudited Pro Forma Financial Statements have been derived by the application of pro forma adjustments to the Consolidated Financial Statements of BAM and the Asset Management Company as at December 31, 2024 and for the year then ended.

The Unaudited Pro Forma Financial Statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma financial information. The notes to the Unaudited Pro Forma Financial Statements provide a detailed discussion of how such adjustments were derived and presented. The Unaudited Pro Forma Financial Statements should be read in conjunction with the audited financial statements of BAM and the Asset Management Company as at December 31, 2024 and for the year then ended. The Unaudited Pro Forma Financial Statements have been prepared for illustrative purposes only and are not necessarily indicative of BAM’s financial position or results of operations had the Arrangement occurred on the dates or for the periods indicated, nor is such pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results.

BROOKFIELD ASSET MANAGEMENT LTD.
PRO FORMA BALANCE SHEET
(UNAUDITED)

As at December 31, 2024 (millions)	Brookfield Asset Management ULC	Brookfield Asset Management Ltd.		Transaction Accounting Adjustments	Notes	Pro Forma
Assets
Cash and cash equivalents	$404	$12		$—		$416
Accounts receivable and other, net	483	—		(84)	2a	399
Financial assets	231	—		—		231
Due from affiliates	2,500	968		(417)	2b, 2f	3,051
Investments	9,113	3,331		(3,339)	1c, 2c, 2e	9,105
Investments held for sale	242	—		—		242
Investments in consolidated funds	251	—		—		251
Other assets	—	75		(75)	2d	—
Property, plant and equipment, net	58	—		—		58
Intangible assets, net	38	—		216	1e	254
Goodwill	251	—		—		251
Deferred income tax assets	586	—		—		586
Total Assets	$14,157	$4,386		$(3,699)		$14,844
Liabilities
Accounts payable and other, net	$1,349	$879		$(8)	2a	$2,220
Financial liabilities	228	—		—		228
Due to affiliates	1,092	229		(417)	2b, 2f	904
Deferred income tax liabilities	46	—		56	1e	102
Non-recourse borrowings in consolidated funds	251	—		—		251
Total Liabilities	2,966	1,108	—	(369)		3,705
Preferred shares redeemable non-controlling interest	2,103	—		(47)	2e	2,056
Equity
Common Stock	9,017	—		(9,017)	1a	—
Class A	—	3,475		5,661	1a	9,136
Class A held in Treasury	(91)	(651)		643	1a	(99)
Class B	—	—		—		—
Retained deficit	(488)	(143)		143	1a	(488)
Accumulated other comprehensive income	162	1		(1)	1a	162
Additional paid-in capital	152	565		(712)	1d, 2a, 2d	5
Non-controlling interest	336	31		—		367
Total Equity	9,088	3,278		(3,283)		9,083
Total Liabilities, Redeemable non-controlling interest and Equity	$14,157	$4,386		$(3,699)		$14,844

See accompanying notes to the Unaudited Pro Forma Financial Statements.

BROOKFIELD ASSET MANAGEMENT LTD.
PRO FORMA INCOME STATEMENT
(UNAUDITED)

For the Year Ended December 31, 2024 (millions)	Brookfield Asset Management ULC	Brookfield Asset Management Ltd.	Transaction Accounting Adjustments	Notes	Pro Forma
Revenues
Management fee revenues
Base management fees	$2,957	$—	$—		$2,957
Incentive fees	424	—	—		424
Investment Income
Carried interest allocations
Realized	25	—	—		25
Unrealized	(9)	—	—		(9)
Total investment income	16	—	—		16
Interest and dividend revenue	143	—	(16)	2f	127
Other revenues	440	482	(190)	2b	732
Total revenues	3,980	482	(206)		4,256
Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	(1,154)	(368)	181	2b	(1,341)
Other operating expenses	(347)	(7)	9	2b	(345)
General, administrative and other	(64)	—	—		(64)
Total compensation, operating and general and administrative	(1,565)	(375)	190		(1,750)
Carried interest allocation compensation
Realized	(69)	(61)	—		(130)
Unrealized	(24)	(59)	—		(83)
Total carried interest allocation compensation	(93)	(120)	—		(213)
Interest expense	(22)	(16)	16	2f	(22)
Total expenses	(1,680)	(511)	206		(1,985)
Other expenses, net	(93)	—	—		(93)
Share of income from equity method investments	339	570	(570)	2c	339
Income before taxes	2,546	541	(570)		2,517
Income tax expense	(438)	—	—		(438)
Net income	2,108	541	(570)		2,079
Net loss attributable to preferred share redeemable non-controlling interest	211	—	—		211
Net (income) attributable to non-controlling interest	(151)	—	—		(151)
Net income attributable to common shareholders of Brookfield Asset Management ULC	$2,168	$541	$(570)		$2,139
Net income per Class A and Class B share
Class A - basic		$1.31			$1.33
Class A - diluted		$1.28			$1.32
Class B - basic		$1.30			$1.33
Class B - diluted		$1.30			$1.33
See accompanying notes to the Unaudited Pro Forma Financial Statements.

BROOKFIELD ASSET MANAGEMENT LTD.
NOTES TO THE PRO FORMA FINANCIAL STATEMENTS
(UNAUDITED)

1. Transaction Accounting Adjustments – Purchase Price Allocation

The Unaudited Pro Forma Balance Sheet of BAM as of December 31, 2024 has been adjusted to give effect to the Arrangement as if it had occurred on that date. The Unaudited Pro Forma Income Statement of BAM for the year ended December 31, 2024 has been adjusted to give effect to the Arrangement as if it had been consummated on January 1, 2024.

The nature of the Arrangement is a share for share exchange between BAM and BN that results in BN acquiring a controlling interest in BAM without impacting its effective ownership interest in the Asset Management Company. This transaction is accounted for as a reverse asset acquisition in accordance with U.S. GAAP, in which the Asset Management Company is the accounting acquirer due to (i) the relative shareholdings in BAM after the Arrangement by BN and BAM’s shareholders, (ii) the relative size of the Asset Management Company compared to BAM prior to effecting the Arrangement, and (iii) the fact that substantially all of the fair value of BAM’s gross assets immediately prior to the Arrangement relate to its investment in the Asset Management Company.

As a result, the purchase consideration, together with transaction costs, has been allocated to BAM’s assets and liabilities, including intangible assets that had not previously been recognized on BAM’s historical financial statements. Share capital of the combined entity is presented based on the historical equity presentation of BAM.

The following table outlines the above:

(In US$ millions, unless otherwise noted)

Share consideration effectively transferred:
Post-Arrangement number of shares held by previous shareholders of BAM (millions)	439.8
Price of Class A Shares ($ per share)	$57.13	1a
	$25,127
Transaction costs	3	1b
Total purchase consideration	$25,130

Fair value of net assets acquired:
BAM's investment and other relationships in the Asset Management Company	$25,098	1c, 1d
Cash	12
Due from affiliates	770
Intangible assets	216	1e
Accounts payable and other	(869)
Due to affiliates	(10)
Deferred income tax liabilities	(56)	1e
Non-controlling interest	(31)
	$25,130

The estimated purchase consideration as well as fair value of BAM’s assets and liabilities used for purposes of the Unaudited Consolidated Pro Forma Financial Statements are based on information available in the public domain as of December 31, 2024 unless otherwise noted. Actual amounts recognized on the effective date of the Arrangement, may differ materially from these estimates.

a) Consideration effectively transferred

As part of the Arrangement, BN and certain of its subsidiaries transferred approximately 1,194 million Common Shares with a fair value of approximately $68 billion to BAM in exchange for approximately 1,194 million Class A Shares with a fair value of approximately $68 billion on a one-for-one basis. This results in the total authorized and outstanding Class A Shares of BAM being approximately 1,637 million immediately following the Arrangement, approximately 440 million of which are held by the shareholders of BAM prior to effecting the Arrangement.

Consideration effectively transferred by the Asset Management Company has been computed as the market price of the Class A Shares multiplied by the number of common shares owned by holders of Class A Shares prior to the Arrangement.

For the purposes of the Unaudited Pro Forma Financial Statements, the market price of the Class A Shares of $57.13 has been ascribed based on the closing price on the New York Stock Exchange on February 4, 2025.

b) Expenses of the Arrangement

Estimated costs to be incurred with respect to the Arrangement and related matters include, without limitation, financial advisory, accounting and legal fees, the costs of preparation, printing and mailing of this management information circular, other related documents and agreements and stock exchange and regulatory filing fees, which are expected to be approximately $3 million. Each of BN and BAM shall pay for its own portion of costs incurred in connection with the Arrangement related to shareholders meetings and mailing and any legal or advisory fees (as applicable). For greater certainty, all other transaction costs not relating to the foregoing will be the responsibility of, and will be paid for by, the Asset Management Company. Transaction costs expected to be incurred by the Asset Management Company have been included as part of the consideration effectively transferred.

c) BAM’s interest in the Asset Management Company

As at February 4, 2025, BAM holds an approximate 27% interest in the Asset Management Company. The fair value of this investment has been determined based on the relative fair value of the Class A Shares outstanding as of February 4, 2025. As part of the Arrangement, the Asset Management Company will acquire BAM’s net assets from an accounting perspective and as a result its re-acquisition of its own shares will be eliminated upon effecting the Arrangement.

d) Other relationships between the Asset Management Company and BAM

During the normal course of operations, BAM and the Asset Management Company have entered into various transactions which have led to balances owed and owing between the parties. As part of the Arrangement these balances will be effectively settled in both entities. Refer to Note 2 for further details on the individual eliminations which constitute other pre-existing relationships between the Asset Management Company and BAM.

e) Intangible assets

In assessing the fair value of the assets and liabilities of BAM that are acquired in the transaction, an intangible asset associated with the assembled workforce of BAM as well as the value of the BAM listing have been identified. The fair value has been assessed as $216 million, inclusive of $56 million of deferred tax amounts associated with its recognition. The valuation of the individual components of both intangibles identified is based on a preliminary assessment and is subject to refinement.

2. Transaction Accounting Adjustments – Other

a) Prepayment of Share-based Compensation Costs

In order to facilitate funding for certain share-based compensation awards, the Asset Management Company prepaid BAM for the cost of certain share-based compensation awards issued to both the Asset Management Company and BAM employees as part of the annual compensation cycles. Upon completion of the Arrangement, these share-based compensation prepayments included in Accounts receivable and other of $84 million, Accounts payable and other of $11 million, and Additional paid-in-capital of $73 million are deemed to have been effectively settled and such transactions are eliminated on consolidation following the completion of the Arrangement.

b) Asset Management Services Agreement and Transitional Services Agreement Recharges

In the normal course of business, BAM and the Asset Management Company enter into related party transactions under the Asset Management Services Agreement and Transitional Services Agreement. This resulted in balances in Due from Affiliates or Due to Affiliates on a standalone basis of $198 million that are effectively settled upon completion of the Arrangement and all intercompany balances following the completion of the Arrangement are eliminated upon consolidation.

BAM’s compensation expenses that are recoverable from the Asset Management Company as part of the Asset Management Services Agreement and Transitional Services Agreement include base compensation expense, accrued bonuses, as well as performance and share-based compensation. Upon completion of the Arrangement, these related party expenses and revenues are eliminated on consolidation. For the year ended December 31, 2024, these amounts are $181 million in Compensation and benefits, $9 million in Other operating expenses, with an offsetting amount in Operating recoveries of $190 million.

c) Equity method investment income

Prior to the Arrangement, BAM accounts for its approximate 27% interest in the Asset Management Company as an equity method investment. Under the equity method, the interest in the Asset Management Company is initially recognized at cost and the carrying amount is increased or decreased to recognize BAM’s share of the profit or loss of the Asset Management Company, as well as any dividends paid.

As part of the Arrangement, the Asset Management Company acquired BAM’s net assets from an accounting perspective and as a result re-acquired its own shares. Therefore, the unaudited pro forma statements of income have been adjusted to reflect the elimination of BAM’s share of the Asset Management Company’s income of $570 million for the year ended December 31, 2024, as though it had effected the Arrangement on January 1, 2024. In addition, the unaudited pro forma balance sheet has been adjusted to reflect the elimination upon consolidation of BAM’s investment in the Asset Management Company of $3.3 billion.

d) BAM’s tracking options to acquire shares of the Asset Management Company

Other assets of BAM include options to acquire shares of the Asset Management Company. These options are measured at cost minus impairment. The carrying amount of these investments as of December 31, 2024 is $75 million. BAM’s tracking options are derecognized as they are effectively settled following completion of the Arrangement and eliminated upon consolidation.

e) Brookfield US Holdings Inc. Class A Preferred Shares

As part of establishing various equity-based compensation vehicles associated with the escrowed stock plans, BAM acquired Class A redeemable preferred shares in a subsidiary of the Asset Management Company for $47 million. The Asset Management Company records the preferred shares at their issuance amount within preferred shares redeemable non-controlling interest. BAM records the preferred shares as debt securities held at amortized cost. Following the Arrangement, these amounts are effectively settled as they are eliminated upon consolidation.

f) Revolving Credit Facility

On November 8, 2022, the Asset Management Company, as lender, established a five-year revolving credit facility with BAM for the amount of $500 million. The drawn balance is included within the Due to Affiliates and Due from Affiliates balances on a standalone basis. Following the Arrangement, the loan balance of $219 million as at December 31, 2024 is effectively settled upon consolidation of the Asset Management Company and BAM. Additionally, the associated interest income and expense of $16 million for the year ended December 31, 2024, in the standalone financial statements of the Asset Management Company and BAM are eliminated upon consolidation.

g) Tax Impact

The adjustment to reflect the tax effects of the proforma adjustments is calculated at the average statutory rates in effect in each relevant jurisdiction for the periods presented with the exception of the equity method income associated with the Asset Management Company.

3. Earnings per Share

Following the Arrangement, share capital of the combined entity reflects the legal capital structure of BAM, which is expected to have approximately 1.6 billion Class A Shares and 21,280 Class B Limited Voting Shares outstanding upon completion of the Arrangement.

Pro forma basic earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. Pro forma earnings per share is calculated using the two-class method for each of the two classes of shares outstanding, based on their pro-rata share of earnings. Treasury shares have been excluded from the calculation of earnings per share.

Further, certain dilutive securities relating to outstanding restricted stock and options have been reflected accordingly in diluted earnings per share figures. As part of assessing the fair value exchanged in the transaction, it was determined that all outstanding stock-based compensation awards of BAM and the Asset Management Company immediately prior to the completion of the Arrangement, remain outstanding under the same terms and conditions upon close of the Arrangement.

Pro forma earnings per share calculations are as follows:

Earnings per Class A Share

Year ended
(Millions, except share data)	December 31, 2024
Numerator
Net income	$2,139
Denominator
Weighted average of Class A Shares outstanding - basic	1,603,360,700
Weighted average of Class A Shares outstanding - diluted	1,613,586,848
Earnings per Class A Share - basic	$1.33
Earnings per Class A Share - diluted	$1.32

Earnings per Class B Share

Year ended
(Millions, except share data)	December 31, 2024
Numerator
Net income	$—
Denominator
Weighted average of Class B Shares outstanding - basic and diluted	21,280
Earnings per Class B Share - basic	$1.33
Earnings per Class B Share - diluted	$1.33